Exhibit 10.1

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of February 9, 2011, between Asbury Automotive Group, Inc., a Delaware corporation (the “Company”), and Charles Oglesby, an individual resident of the State of Georgia (the “Executive”).

WHEREAS the Company and Executive entered in that certain Amended Employment Agreement, effective as of May 4, 2007 (the “2007 Agreement”), entered into an Amendment to the 2007 Agreement as of May 7, 2008 (the amendment, together with the 2007 Agreement, the “2008 Agreement”), entered into an Amended Employment Agreement dated March 31, 2009 (the “2009 Agreement”), and entered into an Amended and Restated Employment Agreement dated March 22, 2010 (the “2010 Agreement”);

WHEREAS, the Company and Executive now wish to amend and restate the 2010 Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the parties hereby agree as follows:

SECTION 1. Employment. The Company hereby employs Executive, and Executive accepts employment by the Company, on the terms and conditions contained in this Agreement.

SECTION 2. Term. The employment of Executive pursuant to the terms of this Agreement shall be effective as of February 9, 2011 (the “Effective Date”) and shall remain in effect until July 31, 2011 (the “Retirement Date”). The period of time between the Effective Date and the Retirement Date is herein referred to as the “Term”. Unless earlier terminated pursuant to Section 16, effective as of the Retirement Date, Executive’s employment with the Company shall cease and Executive shall retire from all positions as an employee and officer of the Company and its affiliates and shall retire as a member of the Company’s Board of Directors.

SECTION 3. Duties and Extent of Service.

(a) During the Term, Executive shall serve as Executive Chairman of the Company and, in addition, in such other executive capacity or capacities for the Company, as may be commensurate with Executive’s seniority and experience and as determined by the Company’s Board of Directors (the “Board”). The Board shall appoint Executive as a director in Class I of the Board and Executive agrees to cooperate with the Company to effectuate the foregoing

(b) Executive shall report directly and exclusively to the Board.

(c) Executive shall perform such services and duties for the Company as are customarily performed by an executive in Executive’s position at a business such as the Company’s business and as the Board may assign or delegate to him from time to time, including without limitation assisting the Board and the Company’s Chief Executive Officer in the transition to Executive’s retirement and assist them in transitioning his relationships with the Company’s general managers and with the automobile manufacturers and distributors and other third parties with whom the Company does business. Executive shall devote his full business knowledge, skill, time and reasonable best efforts exclusively to the performance of his duties for the Company and the promotion of its interests; provided, however, that Executive shall be entitled to (i) engage in civic and charitable activities, (ii) manage passive personal investments, and (iii) with the consent of the Board (which shall not be unreasonably withheld), serve on the board of directors of corporations not in competition with the Company; provided further that none of the foregoing activities shall, individually or in the aggregate, interfere with Executive’s ability to devote the requisite time and effort to the performance of his duties and responsibilities under this Agreement. Executive’s duties hereunder shall be performed at such place or places as the interests, needs, businesses or opportunities of the Company shall require, as the Board may determine from time to time. The Board may determine that Executive shall perform some or all of his duties primarily at the Company’s corporate headquarters, and the Company and Executive agree that any such determinations by the Board shall constitute a material term of Executive’s duties under this Agreement.

SECTION 4. Base Salary. During the Term, Executive shall be paid a base salary (the “Base Salary”) at a rate of $875,443 per annum, payable in arrears in equal monthly installments.

SECTION 5. Reserved.

SECTION 6. Fringe Benefits. During the Term, Executive shall be entitled to participate, to the extent eligible, in such medical, dental, disability, life insurance, deferred compensation and other benefit plans as the Company shall maintain for the benefit of corporate office senior executives generally, on the terms and subject to the conditions set forth in such plans.

SECTION 7. Expenses; Vacation; Automobile. Upon the receipt from Executive of expense vouchers and other documentation reasonably requested by the Company, the Company shall reimburse Executive promptly in accordance with the Company’s policies and procedures for all reasonable expenses incurred by Executive in connection with Executive’s duties and responsibilities hereunder. During the Term, Executive shall be entitled to an automobile allowance of $1,000 per month and shall be permitted to use a demonstrator automobile in accordance with the Company’s policies with respect to the use of demonstrator automobiles, as they may be amended from time to time. Executive shall be entitled to four weeks paid vacation per year.

SECTION 8. Noncompete and Nonsolicitation.

(a) During the Term and for two years thereafter, without the prior written consent of the Company:

(i)	Executive shall not (other than as an employee of or consultant to the Company) engage in Competition with the Company with an automotive dealership (a “Dealership”) that is located within a fifty-mile radius of any address set forth in Exhibit B attached hereto (a “Company Dealership”). “Competition” is defined as providing services (as a consultant, employee, or otherwise) of a leadership, management, executive, operational, or advisory capacity at a Dealership and/or participating in the ownership of or providing financial backing to a Dealership.

(ii)	Executive shall not provide senior/corporate level leadership, executive, operational, or advisory services (as a consultant, employee, or otherwise) to any corporate competitor of the Company who owns or operates one or more automotive dealerships that are located within a fifty mile radius of any Company Dealership. Executive agrees and understands that this restriction in subsection (ii) applies to a specific geographic area and that such restriction is reasonable given Executive’s position with the Company.

(iii)	Executive shall not provide services (as a consultant, employee, or otherwise) of a leadership, management, executive, operational, or advisory capacity for anyone or any business whose focus is buying, conglomerating, or otherwise acquiring one or more automotive dealerships that are located within a fifty mile radius of any Company Dealership. Executive agrees and understands that this restriction in subsection iii applies to a specific geographic area and that such restriction is reasonable given Executive’s position with the Company.

(b) During the Term and for two years thereafter, Executive shall not directly or indirectly (other than as an employee of or consultant to the Company) solicit, recruit, or hire any employee of the Company (or any person who was an employee of the Company during the 12 month period preceding Executive’s date of termination) or encourage any such person to terminate employment with the Company.

(c) Notwithstanding anything to the contrary contained in this Agreement, the Company hereby agrees that the foregoing covenants shall not be deemed breached as a result of the passive ownership by Executive of: (i) less than an aggregate of 5% of any class of stock of a business that competes with the Company; provided, however, that such stock is listed on a national securities exchange or is quoted on the National Market System of NASDAQ; or (ii) less than an aggregate of 10% in value of any instrument of indebtedness of a business that competes with the Company.

(d) If a judicial determination is made that any of the provisions of this Section 8 constitutes an unreasonable or otherwise unenforceable restriction against Executive, such provision(s) shall be severed or modified by the Court so as to permit enforcement of the Agreement to the maximum extent reasonable.

(e) Executive agrees that the provisions of this Section 8 are reasonable and properly required for the adequate protection of the business and the goodwill of the Company.

SECTION 9. Nondisclosure.

(a) The parties hereto agree that during the course of his employment by the Company, Executive will have access to, and will gain knowledge with respect to, the Company’s Confidential Information (defined below). The parties acknowledge that unauthorized disclosure or misuse of such Confidential Information would cause irreparable damage to the Company. Accordingly, Executive agrees to the nondisclosure covenants in this Section 9. Executive represents that his experience and capabilities are such that the provisions of Section 8 and this Section 9 will not prevent him from earning his livelihood. Executive agrees that he shall not (except as may be required by law), without the prior written consent of the Company during his employment with the Company under this Agreement, and any extension or renewal hereof, and thereafter for a period of two years, use or disclose, or knowingly permit any unauthorized person to use, disclose or gain access to, any Confidential Information; provided, however, that Executive may disclose Confidential Information to a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of his duties under this Agreement. Upon termination of this Agreement for any reason, Executive shall return to the Company the original and all copies of all documents and correspondence in his possession relating to the business of the Company or any affiliate, including but not limited to all Confidential Information, and shall not be entitled to any lien or right of retention in respect thereof.

(b) For purposes of this Agreement, “Confidential Information” shall mean all business information (whether or not in written form) which relates to the Company, any of its affiliates or their respective businesses or products or services and which is not known to the public generally, including but not limited to technical information or reports; unwritten knowledge and “know-how”; operating instructions; training manuals; customer lists; customer buying records and habits; product sales records and documents, and product development, marketing and sales strategies; market surveys; marketing plans; profitability analyses; product cost; long-range plans; information relating to pricing, competitive strategies and new product development; information relating to any forms of compensation and other personnel-related information; contracts; and supplier lists. Notwithstanding anything herein to the contrary,

“Confidential Information” shall not include any information that (i) at the time of Executive is made aware of such information, is generally available to the public, (ii) after Executive becomes aware of such information, becomes generally available to the public through no act or omission of Executive or (iii) is made available to Executive by a person (other than the Company, its affiliates or their respective directors or officers) who did not breach any confidentiality obligations to the Company or its affiliates in disclosing such information to Executive. This promise is not intended to and does not limit in any way Executive’s duties and obligations to the Company under statutory (e.g., a trade secrets statute) or case law not to disclose or make personal use of such information.

SECTION 10. Severance.

(a) Subject to Section 11 and Section 22 and to Executive’s execution, delivery and non-revocation of a general release substantially in the form attached hereto as Exhibit “A” (the “Release”), if a Termination (as defined below) of Executive’s employment occurs at any time during the Term, (i) the Company shall continue to pay Executive compensation for the next twelve months on regular payroll dates at twice the rate of Base Salary in effect as of the date of Termination, such compensation totaling over the twelve month period two (2) times Executive’s Base Salary in effect as of the date of Termination, (ii) following the first anniversary of the date of Termination the Company shall pay Executive an amount equal to 200% of the Base Salary in effect as of the date of Termination, such amount to be paid in equal payments on regular payroll dates over the next twelve months and (iii) beginning on the date of Termination the Company shall pay Executive an amount equal to the Executive’s Base Salary in effect as of the date of Termination, multiplied by the percentage of the calendar year of the termination that has lapsed through the date of Termination, such amount to be paid in equal payments on regular payroll dates over the next twenty-four months. The compensation payable under this subsection (a) shall be subject to any required tax withholding and shall commence on the Company’s first regular payroll date after the thirtieth day after the date of Termination, subject to Executive’s delivery to the Company, and non-revocation of, the executed Release. Fifty percent (50%) of each payment shall constitute “Severance Pay” and fifty percent (50%) shall constitute “Covenant Pay”.

(b) Subject to Executive’s execution, delivery and non-revocation of the Release, Executive shall also be entitled for 24 months following the date of Termination to continue to participate at the same level of coverage and Executive contribution in any health, dental, disability and life insurance plans, as may be amended from time to time, in which Executive was participating immediately prior to the date of Termination. Such participation will terminate 30 days after Executive has obtained other employment under which Executive is covered by equal benefits. Executive agrees to notify the Company promptly upon obtaining such other employment. At the option of Executive, COBRA coverage will be available, as provided by law and/or Company policy, at the termination of extended benefits as provided above.

(c) If Executive shall die following his Termination, the payments and benefits provided under this Section 10 shall be paid and/or provided, or continue to be paid and/or provided, as the case may be, to his estate.

(d) In the event of Executive’s Termination, all stock options granted to Executive under the 2002 Equity Plan that are outstanding on the date of Termination shall automatically become vested and exercisable and shall remain exercisable for two years following the date of Termination or until their expiration pursuant to the terms of the applicable stock option award agreement, whichever is earlier. Upon Executive’s Termination, all Performance Awards granted to Executive under the 2002 Equity Plan shall be treated as provided in the Performance Share Unit Award Agreement as if Executive’s employment is Terminated by the Company involuntarily (other than for cause) immediately following a Change of Control, except that if Executive’s Termination occurs after the Committee determines that the Performance Goals have been attained but before the Payment Date (determined as though there is no Change of Control) the Performance Awards shall be treated and paid as if Executive continued to be employed by the Company through the Payment Date (determined as though there is no Change of Control). All shares of Restricted Stock granted to Executive and any deferred compensation granted to Executive shall automatically be vested. The provisions of this paragraph shall be deemed incorporated by reference into Executive’s stock option award, Performance Award, Restricted Stock award and deferred compensation agreements accordingly.

SECTION 11. Change of Control.

(a) In the event that a Termination (as defined below) occurs at any time within two years after a Change of Control, as defined herein, subject to Section 22 and Executive’s execution, delivery and non-revocation of the Release, the Company will pay Executive all of the benefits and compensation provided in Section 10, except that the Covenant Pay and the Severance Pay shall be paid in a lump-sum payment on the thirtieth day after the date of Termination, subject to Executive’s delivery to the Company, and non-revocation of, the executed Release.

(b) For purposes of this Agreement, “Change of Control” shall mean an event or series of events by which:

(i)	during any period of 12 consecutive calendar months, individuals whose appointment or election for election to the Board was not endorsed by a majority of the Board before the date of the appointment or election shall cease to constitute a majority of the Board;

(ii)

the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries (a “Reorganization”) or sale or other disposition of all or substantially all of the assets of the Company to an entity that is not an affiliate of the Company (a “Sale”), that in each case requires the approval of the Company’s stockholders under the law of the Company’s jurisdiction of organization, whether for such Reorganization or Sale (or the issuance of securities of the Company in such Reorganization or Sale), unless immediately following such Reorganization or Sale 50% or more of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of (A) the entity resulting from such Reorganization, or the entity which has acquired all or substantially all of the assets of the Company (the “Surviving Entity”), or (B) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of 50% or more of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of the Surviving Entity (the “Parent Entity”), is represented by the Company’s outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”) that were outstanding immediately prior to such Reorganization or Sale (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Reorganization or Sale), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Reorganization or Sale;

(iii)	any “person” (as such term is defined in Section 13(d) of the Exchange Act (or any successor section thereto)), corporation or other entity (other than (A) the Company, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or an affiliate, or (C) any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Shares, becomes the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act (or any successor rule thereto)), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then-outstanding securities.

(c) In the event of a Change of Control, all stock options theretofore granted to Executive under the 2002 Equity Plan (i) shall, to the extent then outstanding and unexercisable or unvested immediately prior to the Change of Control, automatically be deemed exercisable and/or vested, as the case may be, and (ii) to the extent such stock options remain outstanding at or following such Change of Control (including by means of assumption or substitution), such stock options shall remain exercisable for no less than a two-year period commencing on the date of the Change of Control subject to earlier expiration of the stock options pursuant to the terms of the 2002 Equity Plan or the applicable stock option award agreement; provided, however, that any such stock options shall not expire prior to the end of such two-year period solely as a result of the termination of Executive’s employment. The accelerated vesting and exercisability and extended two-year exercise period provisions described in the preceding sentence shall apply with respect to stock options held by Executive granted under any successor stock option plan of the Company, if any, to the extent a change of control or similar occurrence occurs under such successor stock option plan (or, if such successor plan does not contain a “change of control” or similar provision, to the extent a Change of Control occurs after the grant of the applicable stock option). The provisions of this paragraph shall be deemed incorporated by reference into Executive’s stock option award agreements accordingly. Upon a Change of Control, all Performance Unit awards granted to Executive under the 2002 Equity Plan shall be treated as set forth in the Performance Unit award agreement and the termination of Executive’s employment for Good Reason or any reason during the 30 day period commencing on the first anniversary of a Change of Control shall be treated as an involuntary termination by the Company, and all shares of Restricted Stock, all Restricted Stock Units and any deferred compensation granted to Executive shall automatically be vested.

(d) If Executive shall die following a Change of Control, Executive shall be deemed to have been terminated without Cause as of the date of his death and the payments and benefits provided under this Section 11 shall continue to be paid and/or provided to his estate.

SECTION 12. Definitions.

(a) For purposes of Sections 10 and 11, “Termination” means (i) termination of Executive’s employment by the Company for any reason (including death and Disability as defined below) except (A) “Retirement” (as defined below) or (B) “Cause” (as defined below) or (ii) termination of Executive’s employment by Executive for “Good Reason” (as defined below) within 120 days after the occurrence of the event constituting Good Reason, provided that Executive has provided written notice to the Board of the existence of the event constituting Good Reason within 90 days after its initial existence and has given the Company at least 30 days after the receipt of such notice to cure such Good Reason.

(b) The definition of “Disability” is Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. Executive will be deemed disabled if he is determined to be totally disabled by the Social Security Administration or if he is determined to be disabled in accordance with a disability insurance program maintained by the Company, provided that the definition of disability applied under such disability insurance program complies with the requirements of Treas. Reg. §1.409A-3(i)(4).

(c) The definition of “Retirement” is the termination of Executive’s employment, in accordance with Section 2, on the Retirement Date, other than by reason of Executive’s Disability or death or by the Company for Cause.

(d) The definition of “Cause” is: (i) Executive’s gross negligence or serious misconduct (including without limitation any criminal, fraudulent or dishonest conduct) that is injurious to the Company or any of its affiliates; (ii) Executive’s being convicted of, or entering a plea of nolo contendere to, any crime that constitutes a felony or involves moral turpitude; (iii) Executive’s breach of Sections 8 or 9; or (iv) Executive’s willful and continued failure to perform substantially Executive’s duties with the Company that is not corrected within thirty days after delivery of written notice to Executive by the Company, provided that Executive shall not be entitled to the opportunity to correct more than one such failure and provided, further, that the Company shall be required to provide Executive with written notice of the basis upon which it has determined that Cause exists.

(e) The definition of “Good Reason” is: (i) the involuntary reduction of Executive’s Base Salary, (ii) the involuntary and material diminution of Executive’s job title that is not corrected within thirty days after delivery of written notice to the Company by Executive or (iii) the Company’s breach of any material provision of this Agreement, provided that notwithstanding any other provision of this Agreement, it shall constitute a material diminution of Executive’s job title under this Agreement if as a result of a Change of Control the Executive ceases to be the Executive Chairman of a publicly held company.

SECTION 13. Retirement. In the event of Executive’s Retirement, subject to Executive’s timely execution and non-revocation of the Release, the Executive shall be entitled to the following:

(a) All stock options theretofore granted by the Company to Executive (i) shall, to the extent then outstanding and unexercisable or unvested immediately prior to Executive’s Retirement Date, automatically be deemed exercisable and/or vested, as the case may be, and (ii) to the extent such stock options remain outstanding at or following such Retirement (including by means of assumption or substitution after a Change of Control), such stock options shall remain exercisable for no less than a two-year period commencing on the date of the Retirement subject to earlier expiration of the stock options pursuant to the terms of the 2002 Equity Plan or the applicable stock option award agreement. Upon Executive’s Retirement, (x) Executive shall be fully vested in his 2010 Performance Share Unit award, the value of which shall be determined based on the Company’s actual performance in 2010 as determined and certified by the Compensation Committee of the Company’s Board of Directors and (y) all shares of Restricted Stock granted to Executive, all deferred compensation and the Restricted Stock Unit grants shall automatically be vested. The provisions of this paragraph shall be deemed incorporated by reference into Executive’s stock option award, Performance Unit award, Restricted Stock award, Restricted Stock Unit Grants and deferred compensation agreements accordingly.

(b) In addition, subject to Section 22 and subject to Executive’s delivery to the Company, and non-revocation of, the executed Release, the Company shall pay Executive additional compensation (the “Retirement Pay”) as follows: (i) beginning on the Company’s first regular payroll date after the date that is thirty (30) days after the date of Executive’s Retirement (the “Payment Commencement Date”), the Company shall continue to pay Executive compensation for twelve months on regular payroll dates at twice the rate of Base Salary in effect as of the date of Retirement, such compensation totaling over the twelve month period two (2) times Executive’s Base Salary in effect as of the date of Retirement, (ii) following the completion of the payments provided for in the foregoing clause (i) the Company shall pay Executive an amount equal to 200% of the Executive’s Base Salary in effect as of the date of Retirement, such amount to be paid in equal payments on regular payroll dates over the next twelve months and (iii) on the date in 2012 that the Company pays its senior officers their annual bonuses for the 2011 calendar year, the Company shall pay Executive a lump sum payment of $510,675.08. The compensation payable under this subsection (b) shall be subject to any required tax withholding.

(c) In addition, Executive shall be eligible to participate at the same level of coverage and Executive contribution to any health, dental, disability and life insurance plans, as may be amended from time to time, in which Executive was participating immediately prior to Retirement. Eligibility for such participation shall terminate once Executive has obtained other employment or until December 31 of the second calendar year following the year in which the Retirement occurs, whichever occurs first. Executive agrees to promptly notify the Company upon obtaining such other employment. The Company agrees to work with Executive if he so desires to determine whether Executive can continue to be covered under the Company’s health, dental, disability and life insurance plans after December 31 of the second calendar year following the year in which the Retirement occurs, at Executive’s expense and pursuant to the terms of the plans and all requirements of applicable laws.

(d) If Executive shall die following his Retirement, the payments and benefits provided under this Section 13 shall continue to be paid and/or provided to his estate.

SECTION 14. Payment of Accrued Obligations. Upon termination of Executive’s employment with the Company for any reason, the Company shall pay Executive (or his estate, in the event of his death) Executive’s Base Salary earned through the date of termination, any annual bonus earned by Executive with respect to any prior calendar year which has not been paid as of the date of termination and any vacation pay earned by Executive which has not been paid as of the date of termination and shall pay any accrued benefits under any Company benefit plan pursuant to the terms of such plan.

SECTION 15. Parachute Payment Limitation.

(a) Notwithstanding anything in this Agreement to the contrary, if any severance pay or benefits payable under this agreement (without the application of this Section 15), either alone or together with other payments, awards, benefits or distributions (or any acceleration of any payment, award, benefit or distribution) pursuant to any agreement, plan or arrangement with the Company or any of its affiliates (the “Total Payments”), would constitute a “parachute payment” (as defined in Section 280G of the U.S. Internal Revenue Code of 1986, as amended, and regulations thereunder (the “Code”)), then the following shall occur:

(i)	Company’s independent auditors (the “Auditor”) shall compute the net present value to Executive of all the Total Payments after reduction for the excise taxes imposed by Code Section 4999 and for any normal income taxes that would be imposed on Executive if such Total Payments constituted Executive’s sole taxable income; and

(ii)	The Auditor shall next compute the maximum Total Payments that can be provided without any such Total Payments being characterized as “Excess Parachute Payments” (as defined in Code Section 280G) and reduce the result by the amount of any normal income taxes that would be imposed on Executive if such reduced Total Payments constituted Executive’s sole taxable income.

(b) If the result derived in clause (i) above is greater than the result derived in clause (ii) above, then the Company shall pay Executive the full amount of the Total Payments without reduction. If the result derived from clause (i) above is not greater than the result derived in clause (ii) above, then the Company shall pay Executive the maximum Total Payments possible without any such Total Payments being characterized as Excess Parachute Payments. The determination of how such Total Payments will be reduced shall be made by Executive in good faith after consultation with the Company.

SECTION 16. Termination; Survival. This Agreement shall terminate upon the death of Executive and may be terminated (a) by the Company (i) upon the Disability of Executive, (ii) for Cause or (iii) for any other reason upon 60 days notice to Executive or (b) by Executive upon the Disability of Executive or for any reason upon 60 days written notice to the Company. Notwithstanding the foregoing, if Executive’s employment terminates in a manner giving rise to a payment or benefit under Section 10, 11, 13, or 14, such Sections shall survive the termination of this Agreement. Any post-employment covenants (e.g., Sections 8 and 9) shall survive the termination of Executive’s employment as set forth in the covenants.

SECTION 17. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

SECTION 18. Resolution of Disputes. Any disputes arising under or in connection with this Agreement and arising from or in connection with Executive’s employment or termination of employment shall be resolved by third party mediation of the dispute and, if such dispute is not resolved within 30 days, by binding arbitration, to be held in or near the city in which the Company maintains its corporate headquarters at the time of the dispute, in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Each party shall bear his or its own costs of the mediation, arbitration or litigation. This clause shall not preclude or restrict the Company from seeking and obtaining injunctive relief and damages in a court of competent jurisdiction in relation to matters under Sections 8 and 9.

Initials	Initials
Executive	For the Company

SECTION 19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

SECTION 20. Withholding. All payments hereunder shall be subject to any required withholding of Federal, state and local taxes pursuant to any applicable law or regulation.

SECTION 21. Section Headings. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

SECTION 22. Internal Revenue Code Section 409A.

(a) If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Company shall, after consulting with Executive, reform such provision to comply with Section 409A of the Code, provided that the Company agrees to maintain, to the maximum extent practicable, the original intent and economic benefit to Executive of the applicable provision without violating the provisions of Section 409A of the Code.

(b) Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed on the date of Termination or Retirement, as applicable, to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Internal Revenue Code of 1986, as amended (the “Code”), then with regard to any payment or the provision of any benefit that is required to be delayed in compliance with section 409A(a)(2)(B) of the Code such payment or benefit shall not be made or provided (subject to the last sentence hereof) prior to the earlier of (A) the expiration of the six (6)-month period measured from the date of his “separation from service” (as such term is defined under Section 409A of the Code) or (B) the date of his death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to Executive that would not be required to be delayed if the premiums therefore were paid by Executive, Executive shall pay the full cost of premiums for such welfare benefits during the Delay Period and the Company shall pay Executive an amount equal to the amount of such premiums paid by Executive during the Delay Period promptly after its conclusion.

(c) To the extent permitted under Treasury Reg. §1.401A-2(b), the Company and Executive designate all payments that may be due Executive under Section 10 (Severance) or 13 (Retirement) to be treated as separate payments and not as installment payments.

(d) Neither the Company nor Executive shall either accelerate or delay any payment due under this Agreement that constitutes “nonqualified deferred compensation” within the meaning of Section 409A except to the extent permitted under Section 409A or regulations or Treasury guidance promulgated thereunder.

SECTION 23. Miscellaneous.

(a) This Agreement shall inure to the benefit of and shall be binding upon Executive and his executor, administrator, heirs, personal representative and permitted assigns, and the Company and its successors and permitted assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned by one party without the consent of the others, except that this Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company whether by merger, consolidation, sale of assets or otherwise and reference herein to the Company shall be deemed to include any such successor or successors.

(b) Executive represents and warrants that (i) he is not subject to any agreement, understanding or limitation that could hinder or impair Executive’s ability to perform his duties hereunder and (ii) Executive’s entry into, and performance of his obligations under, this Agreement will not interfere or otherwise violate any other agreement to which Executive is a party or is bound.

(c) Executive agrees that this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. Executive further agrees that any state or federal court located in Delaware shall have jurisdiction of any case or controversy arising under or in connection with this Agreement and that such courts shall be a proper forum in which to adjudicate such case or controversy. Executive consents and waives any objection to the jurisdiction or venue of such courts.

(d) No provision of this Agreement or any related document shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision.

(e) This Agreement constitutes the entire agreement between the Company and Executive with respect to Executive’s employment by the Company and supersedes all prior agreements, if any, whether written or oral, between them, relating to Executive’s employment by the Company, including, without limitation, the 2007 Agreement, the 2008 Agreement, the 2009 Agreement and the 2010 Agreement. Notwithstanding the foregoing, this Agreement does not supersede (except to the extent expressly provided herein) any of the terms or conditions of any stock option grants, the Performance Share Unit Award Agreement between Executive and Company, the 2010 Performance Unit Grant, any restricted stock or restricted stock unit awards or any other similar agreements governing incentive compensation or stock grants that were entered into prior to the Effective Date. This Agreement may not be changed, waived, discharged or terminated orally, but only by an instrument in writing, signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

(f) All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (a) delivered personally, (b) sent by certified or registered mail, postage prepaid, return receipt requested or delivered by overnight courier (provided that a written acknowledgment of receipt is obtained by the overnight courier) to the party concerned at the address indicated below or to such changed address as such party may subsequently give such notice of:

If to the Company	Asbury Automotive Group Inc.
attn. General Counsel

2905 Premiere Parkway, Suite 300
Duluth, GA 30097

If to Executive	Charles Oglesby

[Intentionally omitted]

With a copy to:	Thomas T. Tate
Andersen, Tate & Carr, P.C.
One Sugarloaf Centre
1960 Satellite Blvd.
Duluth, GA 30097

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

ASBURY AUTOMOTIVE GROUP, INC.,

By	/s/ Elizabeth B. Chandler
Name: Elizabeth B. Chandler
Title: Vice President & General Counsel

/s/ Charles Oglesby
Charles Oglesby

Exhibit “A”

GENERAL RELEASE

This General Release (this “Agreement”) is entered into between the undersigned Employee, Charles Oglesby (“you” or “your”) and Asbury Automotive Group (the “Company”), 2905 Premiere Parkway, Suite 300, Duluth, GA 30097. In consideration of the mutual promises contained in this Agreement, you and the Company agree to the following:

1.	Your retirement from the Company is effective on July 31, 2011(“Date of Retirement”).

2.	Subject to the conditions described below, the Company will pay you the retirement benefits (the “Retirement Benefits”) provided for in Section 13 of that certain Second Amended and Restated Employment Agreement between you and the Company dated (the “Employment Agreement”).

3.	You hereby agree to release, discharge, indemnify and hold harmless forever the Company and its officers, directors, employees, stockholders, agents, parent companies, subsidiaries, limited liability companies and partnerships, affiliates, successors and assigns from any and all actions, causes of action, contracts, claims, demands and liabilities whatsoever, whether in law or equity, whether known or unknown, which you ever had, now have or hereafter may have, or which your heirs, executors or administrators may have, relating in any way to your employment relationship with the Company, the terms and conditions of your employment relationship, and the termination of that employment. This General Release includes a release of any rights or claims pursuant to any federal, state or local laws, executive orders, ordinances, or regulations, including, without limitation, the Age Discrimination in Employment Act, which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Fair Labor Standards Act, which governs wages and other terms and conditions of employment; the Americans with Disabilities Act, which prohibits discrimination against persons with disabilities; claims for wrongful discharge, infliction of emotional distress, interference with contract or economic relations, breach of any express or implied contract or covenant of good faith and fair dealing, or any tort, common law or contract claim. This General Release shall not apply to your entitlements under this Agreement, to any right you may have to any benefits already vested under any Company benefits plan in which you participated or to any rights you may to indemnification or liability insurance under any of the Company’s plans or policies.

4.	You hereby recognize and reaffirm the promises and obligations contained in Sections 8 and 9 of the Employment Agreement with respect to your covenants relating to your non-competition, non-solicitation and non-disclosure of confidential information, as well as your obligations under the Asbury Automotive Group Code of Business Conduct and Ethics for Directors, Officers and Employees.

You understand and acknowledge that the Retirement Benefits you are receiving pursuant to Section 13 of the Employment Agreement are in reliance on your commitment to abide by the promises you made in Sections 8 and 9 of your Employment Agreement and that such commitment is a condition precedent to receipt of the Retirement Benefits. Accordingly, if you violate any of the promises you made in Sections 8 and 9 of your Employment Agreement, you agree and understand that the Company will have no obligation to pay you any amounts or provide any benefits under Section 13 which have not been paid or provided to you and that you will be obligated to repay to the Company of fifty percent (50%) of the amounts previously paid or the value of benefits previously provided to you pursuant to Paragraph 13, including the value as of your Retirement Date of the Company’s Common Stock subject to your outstanding stock options, restricted stock units, and performance share units which are subject to accelerated vesting under Section 13(b) of the Employment Agreement, after written notice is delivered to you by the Company which specifically identifies the manner in which the Company believes that you have violated any such promises and you have been given a reasonable opportunity to cure any such violations, if they are capable of being cured. Any forfeiture or repayment by you will be in addition to and not in lieu of any other remedy provided for herein or otherwise available to the Company on account of a breach by you, including the Company’s entitlement to injunctive relief from a court ordering you to cease violating your obligations, recovery of any damages sustained, and any other applicable remedies on account of a breach. You and the Company agree that each will not talk about the other or otherwise communicate to anyone in a disparaging or defamatory manner regarding the other, including but not limited to your employment with the Company, the termination of that employment, or the Company’s business strategies, operations, prospects, practices or conduct. Any request for employment references should be directed to Joseph Parham, Vice-President of Human Resources, Asbury Automotive Group, 2905 Premiere Parkway, Suite 300, Duluth, GA 30097. The provisions of this paragraph shall survive termination of this Agreement.

5.	You acknowledge that you have been given a period of twenty-one (21) days to review and consider this Agreement before signing it. You understand that you may use as much of this twenty-one (21) day period as you wish prior to signing.

6.	You acknowledge and understand that you have had the right and opportunity to discuss all aspects of this Agreement with your private attorney and that you have been strongly encouraged to do so before signing this Agreement. You represent that you have carefully read and fully understand all of the provisions of this Agreement, and that you are voluntarily entering into this Agreement. This Agreement constitutes an offer that will expire if you do not execute the Agreement during the 21-day period.

7.	You may revoke this Agreement within seven (7) days of your signing it. Revocation can be made by delivering a written notice of revocation to Elizabeth Chandler, Vice-President and General Counsel, Asbury Automotive Group, 2905 Premiere Parkway, Suite 300, Duluth, GA 30097. For this revocation to be effective, written notice must be received by Philip Johnson no later than the close of business on the seventh day after you sign this Agreement. If you revoke this Agreement, it will not be effective or enforceable and you will not receive the Retirement Benefits.

8.	You hereby waive any right or claim you may have to employment, re-employment or reinstatement with the Company or any other party named in the General Release.

9.	It is expressly understood that there is no other agreement or understanding between you and the Company pertaining to your retirement from the Company or the Company’s obligations to you with respect to such termination, except as set forth in this Agreement.

10.	Any controversy or claim arising out of or relating to your employment with the Company, your retirement from the Company, this Agreement, or its breach, shall be finally settled by binding arbitration in accordance with the Model Employment Arbitration Procedures of the American Arbitration Association before an arbitrator (who shall be an attorney with at least ten years’ experience in employment law) mutually agreed to by the parties, in or near the city where the Company maintains its corporate headquarters at the time of the dispute. You and the Company agree that any judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

11.	If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

PLEASE READ CAREFULLY. CAREFULLY CONSIDER ALL PROVISIONS OF THIS AGREEMENT BEFORE SIGNING IT. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Asbury Automotive Group	Executive:

By:

Dated:	Dated:

Exhibit “B”

Company Dealerships

Each of the following addresses shall constitute a “Company Dealership”)

Corporate Headquarters

2905 Premiere Parkway NW, Duluth, GA 30097,

3902 W. Wendover Avenue

Greensboro, NC 27407

3900 W. Wendover Avenue

Greensboro, NC 27407

3633 W. Wendover Avenue

Greensboro, NC 27407

3908 W. Wendover Avenue

Greensboro, NC 27407

3604 W. Wendover Avenue

Greensboro, NC 27407

3710 W. Wendover Ave.

Greensboro, NC 27407

1001 Southpoint Auto Park Blvd

Durham, NC 27713

8710 W. Broad Street

Richmond, VA 23294

12100 Midlothian Turnpike

Midlothian, VA 23113

8704 W. Broad St

Richmond, VA 23294

1295 Richmond Road

Charlottesville, VA 22911

256 Swain Street

Fayetteville, NC 28303-7297

436 N. McPherson Church Road

Fayetteville, NC 28303

7001 E Independence Blvd

Charlotte, NC 28227

2712 Laurens Road

Greenville, SC 29607

3466 US Highway 1

Princeton, NJ 08540

11003 Atlantic Blvd.

Jacksonville, FL 32225

10600 Atlantic Blvd.

Jacksonville, FL 32225

10859 Philips Highway

Jacksonville, FL 32256

10880 Philips Hwy

Jacksonville FL 32256

10564 Philips Hwy

Jacksonville, FL 32256

7245 Blanding Blvd.

Jacksonville, FL 32244

11051 South Orange Blossom Trail

Orlando, FL 32837-9255

2655 N. Volusia Ave

Orange City, FL 32763-2214

2655 N. Volusia Ave

Orange City, FL 32763-2214

1580 S. Woodland Blvd

Deland, FL 32720-7709

4500 US 1 South

Ft. Pierce, FL 34982

4429 US 1 South

Ft. Pierce, FL 34982

4450 US 1 South

Ft. Pierce, FL 34982

5400 South US Highway 1

Fort Pierce, FL 34982-7370

2925 US Highway 1 S

St Augustine, FL 32086

9210 Adamo Drive

Tampa, FL 33619

1728 W. Brandon Boulevard

Brandon, FL 33511

3800 W. Hillsborough Avenue

Tampa, FL 33614

4400 N. Dale Mabry Hwy

Tampa, FL 33614

4612 N. Dale Mabry Hwy.

Tampa, FL 33614

3800 W. Hillsborough Avenue

Tampa, FL 33614

31200 US Highway 19N

Palm Harbor, FL 34684

9207 Adamo Dr

Tampa, FL 33619

3800 W. Hillsborough Avenue

Tampa, FL 33614

4197 Jonesboro Road

Union City, GA 30291

1355 Cobb Parkway South

Marietta, GA 30060-6542

2750 Cobb Parkway SE

Smyrna, GA 30080

2560 Moreland Avenue

Atlanta, GA 30315

2500 Button Gwinnett Drive

Atlanta, GA 30340

2395 Old 41 Highway NW

Kennesaw, GA 30144

980 Mansell Road

Roswell, GA 30076

11507 Alpharetta HWY.

Roswell, GA 30076

11100 Alpharetta Highway

Roswell, GA 30076

1431 Cobb Parkway South

Marietta, GA 30060

1606 Church Street

Decatur, GA 30033

2020 Cobb Parkway S.

Marietta, GA 30060

1625 Church Street

Decatur, GA 30033

1609 Church Street

Decatur, GA 30033

11130 Alpharetta Highway

Roswell, GA 30076

3700 West Airport Freeway

Irving, TX 75062

4051 West Plano Parkway

Plano, TX 75093

3333 West Plano Parkway

Plano, TX 75075

13553 US Highway 183 North

Austin, TX 78750

11200 Gulf Freeway

Houston, TX 77034

11911 Gulf Freeway

Houston, TX 77034

1601 N. Dallas Parkway

Frisco, TX 75034

4400 Landers Road

North Little Rock, AR 72117-2526

6030 Landers Road

Sherwood, AR 72117-1939

4336 Landers Road

North Little Rock, AR 72117

1500 N. Shackleford Road

Little Rock, AR 72211

#1 Commercial Center Drive

Little Rock, AR 72210

5703 Landers Road

North Little Rock, AR 72117

201 Octavia Drive

Brandon, MS 39042

6080 I-55 North Frontage Road

Jackson, MS 39211

108 Gray-Daniels Blvd

Brandon, MS 39042

104 Gray-Daniels Blvd

Brandon, MS 39042

1791 W. Government Street

Brandon, MS 39042

6060 I-55 North Frontage Road

Jackson, MS 39211

755 N. New Ballas

Creve Coeur, MO 63141

11858 Olive Boulevard

Creve Coeur, MO 63141

11830 Olive Boulevard

Creve Coeur, MO 63141

777 Decker Lane

Creve Coeur, MO 63141

11910 Olive Boulevard

Creve Coeur, MO 63141

2660 Laurens Road

Greenville, NC 29607

2686 Laurens Road

Greenville, NC 29607

2668 Laurens Road

Greenville, NC 29607

951 Technology Dr.

O’Fallon, MO 63368